Exhibit 8.1

[Letterhead of Dorsey & Whitney LLP]

January 27, 2017

CHS Inc.
5500 Cenex Drive
Inver Grove Heights, MN  55077

Re:                             Federal Income Tax Consequences of Issuance of Class B Cumulative Redeemable Preferred Stock, Series 1, by CHS Inc. in Redemption of Patrons’ Equities

Ladies and Gentlemen:

We have acted as counsel to CHS Inc., a Minnesota cooperative corporation (“CHS”), in connection with a Registration Statement on Form S-1, and the preliminary prospectus constituting a part thereof (the “Preliminary Prospectus”), as filed by CHS with the Securities and Exchange Commission and as amended from time to time (the “Registration Statement”), relating to the redemption by CHS of patrons’ equities held by its patrons (the “Patrons’ Equities”). The redemption will be effected by having CHS issue its Class B Cumulative Redeemable Preferred Stock, Series 1 (the “Preferred Stock”), in exchange for Patrons’ Equities held by patrons participating in the redemption (the “Participants”). The redemption and exchange (the “Exchange”) are more specifically described in the Preliminary Prospectus. Unless otherwise provided herein, capitalized terms used herein have the meanings set forth in the Preliminary Prospectus.

For purposes of rendering this opinion, we have examined the Preliminary Prospectus and such other instruments and documents as we have deemed necessary or appropriate, and we have reviewed such questions of law as may be considered necessary or appropriate.

In rendering this opinion, we have relied upon statements of fact set forth in the Officer’s Tax Certificate of even date herewith delivered to us by CHS. Our opinion is also based upon the assumption that the Exchange will be effected in the manner described in the Preliminary Prospectus, and that there are no arrangements, understandings or agreements among any of the parties relative to the Exchange other than those described in the Preliminary Prospectus.

Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current Treasury Department regulations issued thereunder, current published administrative positions of the Internal Revenue Service contained in revenue rulings, revenue procedures and other administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, which may be retroactive. Any change in these authorities may affect the opinions set forth herein.

An opinion of counsel is predicated upon all the facts and conditions set forth in the opinion and is based upon counsel’s analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

Based upon the foregoing, we hereby confirm our opinion, expressed under the heading “Material U.S. Federal Income Tax Consequences—The Exchange” in the Preliminary Prospectus, that (1) the exchange of Patrons’ Equities for Preferred Stock will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Code, (2) the Preferred Stock received by the Participants in the Exchange will not constitute “Section 306 stock” within the meaning of Section 306(c) of the Code and (3) the Exchange will not cause any equity holder in CHS to be treated as receiving a distribution to which Code Section 301 applies pursuant to Section 305(c) of the Code.

In addition, based upon the foregoing, we hereby confirm that the discussion set forth under the heading “Material U.S. Federal Income Tax Consequences” in the Preliminary Prospectus describes the material U.S. federal income tax consequences as of the date of the Preliminary Prospectus to a U.S. holder of participation in the Exchange and of the ownership, sale and redemption of the Preferred Stock.

Our opinion is limited to the U.S. federal income tax matters expressly addressed herein. No opinion is expressed and none should be inferred as to any other matter.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in the Preliminary Prospectus constituting part of the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

KAS/CRD/ss